EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CF Bankshares Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	(Voting) Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	200,000	$28.39	$5,678,000	$0.0001531	$869.30
Total Offering Amounts					$5,678,000	$0.0001531	$869.30
Total Fee Offsets							̶
Net Fee Due							$869.30

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional Common Stock,  $0.01 par value per share, of CF Bankshares Inc. (the “Common Stock”) that may become issuable under the terms of the CF Bankshares Inc. 2019 Equity Incentive Plan to prevent dilution resulting from any stock splits, stock dividends, recapitalization or other similar transaction affecting the Common Stock as specified in such anti-dilution provisions.

(2)

Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and computed on the basis of $28.39, which is the weighted average of the high and low prices for the Common Stock, as reported on the NASDAQ Capital Market on December 10, 2024.